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                                                                       Exhibit 2
                                ESCROW AGREEMENT

         ESCROW AGREEMENT dated this 5th day of February, 2002 by and among I-trax, Inc., a Delaware corporation (the "COMPANY"), John Blazek solely in his capacity as limited agent of the shareholders of WellComm (as defined below) pursuant to the Merger Agreement (as defined below) ("WELLCOMM REPRESENTATIVE") and Five Points Bank, a Nebraska state chartered bank (the "ESCROW AGENT"). The
Company, WellComm Representative and Escrow Agent are sometimes referred to herein individually as a "PARTY" and collectively as the "PARTIES."

                                   BACKGROUND

         A. I-trax, WellComm Group, Inc., an Illinois corporation ("WELLCOMM"),
WC Acquisition, Inc., an Illinois corporation ("ACQUISITION") and a subsidiary of I-trax, and such other parties as are specifically named therein are parties to a Merger Agreement dated as of January 28, 2002, as amended effective as of the date hereof (the "MERGER AGREEMENT"). Except as provided herein, capitalized terms used but not defined herein have the meanings given to such terms in the Merger Agreement.

         B. The Merger Agreement contemplates, among other things, a merger of WellComm with and into Acquisition, in which merger WellComm will continue as the surviving corporation. In the merger, I-trax will issue to the former stockholders of WellComm an aggregate of 7,440,000 I-trax Shares (the "MERGER
SHARES").

         C. Of the Merger Shares being delivered at the Closing, an aggregate of 1,000,000 shares (the "ESCROW SHARES") are simultaneously being deposited by I-trax into escrow as security for any Adverse Consequence for which I-trax is entitled to be indemnified pursuant to Section 8 of the Merger Agreement or for such other matters as are set forth in the Merger Agreement.

         D. The Parties now wish to provide for the appointment of an escrow agent to hold the Escrow Shares, and to set forth the terms and conditions under which the Escrow Shares shall be disbursed.

                                    AGREEMENT

         NOW, THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

         1. APPOINTMENT OF ESCROW AGENT. The WellComm Representative and the
Company hereby appoint the Escrow Agent as the escrow agent under this Agreement and the Escrow Agent hereby accepts such appointment and agrees to hold the Escrow Shares deposited into escrow with it pursuant to the Merger Agreement in accordance with the terms hereof, and to perform its other duties hereunder.

         2. ESTABLISHMENT OF ESCROW ACCOUNT. Concurrently with the execution of this Agreement, I-trax, as provided in Section 2(j) of the Merger Agreement, shall deliver the Escrow Shares represented by a single stock certificate in the name of the Escrow Agent, to the Escrow Agent, which shall upon receipt thereof provide written confirmation to the other Parties that such shares have been deposited with it. The portion of the Escrow Shares attributable to each WellComm Stockholder is as set forth on ANNEX A hereto (such portion being hereinafter referred to, with respect to any particular WellComm Stockholder, as that WellComm Stockholder's "APPLICABLE ESCROW SHARES").

         3. SECURITY INTEREST. The Company shall have a security interest in the Escrow Shares for purposes of satisfying any indemnity claim of the Company against any Adverse Consequence.

         4. NO LIQUIDATION OF SHARES. The Escrow Agent shall not liquidate or be required to liquidate any Escrow Shares prior to any delivery of all or a portion of such shares pursuant to the terms of this Agreement.


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         5. DIVIDENDS; VOTING. For Federal income tax purposes or otherwise, each WellComm Stockholder shall be deemed to be the owner of his, her or its
Applicable Escrow Shares while such shares are held by the Escrow Agent. Each
WellComm Stockholder shall be entitled to receive any regular or liquidating dividends paid on his, her or its Applicable Escrow Shares. While the Escrow
Shares are held by the Escrow Agent, each WellComm Stockholder shall be entitled to vote his, her or its Applicable Escrow Shares.

         6. FEES AND EXPENSES OF ESCROW AGENT. The Escrow Agent's fees and expenses shall be borne one half by the Company and one half WellComm
Representative and shall be paid promptly upon receipt of an invoice from the Escrow Agent.

         7. DELIVERY OF SHARES. The Escrow Agent shall deliver the Escrow Shares only:


         (a) In accordance with mutual written and executed directions of the Company and the WellComm Representative; or

         (b) In accordance with the terms and provisions of Section 8 hereof; or

         (c) If no Claims are then pending 800,000 of the Escrow Shares, to the WellComm Stockholders on the later of (i) April 1, 2003 or (ii) within three (3) business days of the Escrow Agent's receipt of written notice from the Company and the WellComm Representative that the Company's independent auditors have delivered the final audited statements of the Company covering the Company's fiscal year ended December 31, 2002 to the Company; or

         (d) If no Claims are then pending 200,000 of the Escrow Shares to the WellComm Stockholders on May 1, 2005 without any further instructions from any Party.

         Any delivery of Escrow Shares to the WellComm Stockholders pursuant to this Agreement shall be made to the WellComm Stockholders pro rata in accordance with the percentage interests in the Escrow Shares of each WellComm Stockholder as set forth on ANNEX A attached hereto.

                  8. CLAIMS PROCEDURES. If, while the Escrow Shares are held in escrow by the Escrow Agent, the Company acting in good faith, shall determine that it has incurred a loss as a result of an Adverse Consequence for which the Company is entitled to be indemnified out of the Escrow Shares (a "CLAIM"), then:

         (a) The Company shall deliver to the Escrow Agent and the WellComm
Representative written notice of the Claim (a "CLAIM NOTICE"). The Claim Notice shall specify the reasons for the conclusion that a loss caused by an Adverse
Consequence has been incurred, the approximate date on which such Claim was first incurred, the dollar amount of the loss, if it can be reasonably estimated, and the number of the Escrow Shares representing such dollar amount of the loss as calculated pursuant to Sections 8(b) or 8(d), as applicable, of the Merger Agreement (the "CLAIM SHARES").

         (b) On the tenth (10th) business day following the date on which the Company shall give written notice to WellComm Representative and the Escrow
Agent of the Claim, the Escrow Agent shall release and deliver to the Company from the Escrow Shares the number of Claim Shares set forth in the Claim Notice, together with any dividends earned thereon; PROVIDED, HOWEVER, that if the Escrow Agent and the Company shall receive a written notice from WellComm
Representative (an "OBJECTION NOTICE"), at any time prior to the date on which it would otherwise be required to so release the Claim Shares pursuant to this
Section 8(b), stating that WellComm Representative objects to the Company's
Claim Notice because the Company has not incurred all or a portion of the dollar amount of the loss and specifying the reasons for such conclusion and the portion, if any, of the Claim Shares, calculated on the same basis and as of the same date as provided for in Section 8(a) above, to which the Company is entitled, the Escrow Agent shall: (i) release out of the Escrow Shares only the undisputed portion, if any, of the Claim Shares set forth in the Claim Notice together with any dividends earned thereon; (ii) not release from the Escrow
Shares the remainder of the Claim Shares; and (iii) promptly notify the other
Parties of the amounts so released and retained pursuant to this Section 8(b).


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         (c) If the Escrow Agent distributes to the Company a number of shares less than the Claim Shares pursuant to Section 8(b) above and the Parties cannot, within an additional ten (10) days of the Claim Notice, resolve the dispute, the extent to which the Company has suffered an Adverse Consequence shall be resolved through an arbitration proceeding conducted in Philadelphia,
Pennsylvania, under the rules of the American Arbitration Association. Upon delivery to the Parties of the arbitrator's determination, the Escrow Agent shall promptly deliver to the Company that number of the Escrow Shares, calculated on the same basis and as of the same date as provided for in Section
8(a) above, as equals the loss caused by the Adverse Consequence as determined by the arbitrator, taking into consideration the shares, if any, that may have already been delivered by the Escrow Agent with respect to such Adverse
Consequence pursuant to Section 8(b) above. The fees and expenses of arbitration shall be paid by the Company and the WellComm Stockholders as follows: (i) if the arbitrator resolves all of the disputes in favor of the Company, the
WellComm Stockholders shall be responsible for all of the fees and expenses of the arbitration; (ii) if the arbitrator resolves all of the disputes in favor of the WellComm Stockholders, the Company shall be responsible for all of the fees and expenses of the arbitration; and (iii) if the arbitrator resolves some of the disputes in favor of the Company and the rest of the disputes in favor of the WellComm Stockholders, the Company shall be responsible for a proportionate amount of the fees and expenses of the arbitration based on the dollar amount of the disputes resolved against the Company compared to the total dollar amount of all disputes submitted to the arbitrator and the WellComm Stockholders shall be responsible for a proportionate amount of the fees and expenses of the arbitration based on the dollar amount of the disputes resolved against the
WellComm Stockholders compared to the total dollar amount of all disputes submitted to the arbitrator.

         9. TRANSFER AGENT. If the Escrow Shares are to be divided among the WellComm Stockholders and the Company, the Escrow Agent shall return the certificate(s) to the Company's transfer agent directing that the shares be issued to the applicable WellComm Stockholders and the Company in accordance with the instructions received by the Escrow Agent.

         10. TERMINATION. This Agreement shall terminate on May 2, 2005 (such date, the "TERMINATION DATE"); PROVIDED, HOWEVER, that if all Escrow Shares shall have been distributed by the Escrow Agent in accordance with the terms hereof prior to such date, this Agreement shall terminate on the date on which the last share held by the Escrow Agent pursuant to the terms of this Agreement is so distributed.

         11. RETENTION OF ESCROW SHARES FOLLOWING THE TERMINATION DATE. If, at the Termination Date, there shall be pending any Claim asserted pursuant to
Section 8 above, then the Company may deliver to the Escrow Agent, at any time prior to the Termination Date, with a copy to WellComm Representative, a written notice describing, in reasonable detail, the basis for each such Claim and the Company's reasonable estimate of the loss caused by the Adverse Consequence, and the corresponding number of Escrow Shares required to be reserved on account of such loss. The Escrow Agent shall set aside and retain such number of Escrow
Shares set forth in the written notice so delivered by the Company as a reserve to cover such Claim (the Escrow Shares so set aside on account of such loss caused by the Adverse Consequence, as reduced from time to time pursuant to the provisions of this Section 11 and Section 8 above are herein called the "RESERVED SHARES"). The Reserved Shares shall be released from time to time hereunder by the Escrow Agent in accordance with Section 8 above.

         12. RESIGNATION OR REMOVAL OF ESCROW AGENT. The Escrow Agent may resign at any time upon thirty (30) days' prior notice to the other Parties, and may be removed by the mutual consent of the other Parties upon thirty (30) days' prior notice to the Escrow Agent. Prior to the effective date of the resignation or removal of the Escrow Agent or any successor escrow agent, the Parties other than the Escrow Agent shall appoint a successor escrow agent to hold the Escrow
Shares, and any such successor escrow agent shall execute and deliver to the predecessor escrow agent an instrument accepting such appointment; thereupon such successor escrow agent shall, without further act, become vested with all of the rights, powers and duties of the predecessor escrow agent as if originally named herein.

         13. LIABILITY OF ESCROW AGENT.

         (a) The duties of the Escrow Agent hereunder are entirely administrative and not discretionary. The Escrow Agent is obligated to act only in accordance with written instructions received by it as provided in this Agreement, is authorized hereby to comply with any orders, judgments or decrees of any court or


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arbitration panel and shall not incur any liability as a result of its compliance with such instructions, orders, judgments or decrees.

         (b) The Escrow Agent may rely upon any instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by the persons or parties purporting to sign the same and to conform to the provisions of this Agreement.

         (c) Each of WellComm Representative and the Company hereby waive any suit, claim, demand or cause of action of any kind which any of them may have against the Escrow Agent arising out of or relating to the execution or performance by the Escrow Agent of this Agreement, unless such suit, claim, demand or cause of action is based upon the willful misappropriation of funds or shares by the Escrow Agent or the gross negligence or willful misconduct of the Escrow Agent.

         14. DISPUTE RESOLUTION; ACTION IN INTERPLEADER. Notwithstanding any other provision of this Agreement, if any dispute or difference arises between the Escrow Agent and any other Party hereto, or if any conflicting demand shall be made upon the Escrow Agent, the Escrow Agent shall not be required to determine the same or take any action thereon. Rather, the Escrow Agent may await settlement of the controversy by appropriate legal proceedings; or the Escrow Agent may, by written notice to the other Parties hereto, require the Parties to enter binding arbitration or litigation to determine to whom the Escrow Shares or any portion thereof held under this Agreement shall be delivered; or the Escrow Agent may file suit in interpleader with the proper court in Philadelphia, Pennsylvania for the purpose of having the respective rights of the Parties adjudicated. The Escrow Agent, upon initiation of such suit, may deposit the Escrow Shares with the court and, upon giving notice thereof to the Parties hereto, the Escrow Agent shall be fully released and discharged from all further obligations hereunder with respect to the Escrowed
Shares under this Agreement.

         15. NOTICES. Any notices required or permitted hereunder shall be in writing and shall be deemed to be properly given when personally delivered to the party entitled to receive such notice or when sent by certified or registered mail, postage prepaid, properly addressed to the party entitled to receive such notice at its respective address set forth opposite its name below, or at such other address as it shall have heretofore specified by written notice similarly delivered.

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

If to the Company or I-trax:              I-trax, Inc.
                                          One Logan Square
                                          130 N. 18th Street, Suite 2615
                                          Philadelphia, PA  19103
                                          Attention: Chief Executive Officer
                                          Fax No. (215) 557-7828

with a copy to:                           I-trax, Inc.
                                          One Logan Square
                                          130 N. 18th Street, Suite 2615
                                          Philadelphia, PA  19103
                                          Attention: General Counsel
                                          Fax No. (215) 557-7820

If to the WellComm Representative:        John Blazek
                                          3335 N. 107th
                                          Omaha, NE  68134

with a copy to:                           Koley Jessen P.C.
                                          A Limited Liability Organization
                                          1125 S. 103rd Street, Suite 800
                                          Omaha, NE  68124
                                          Attention: Michael M. Hupp, Esq.
                                          Fax No. (402) 390-9005




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
If to Escrow Agent:
                                          Five Points Bank
                                          P.O. Box 1507
                                          Attn:  Trust Department
                                          Grand Island, NE 68102
                                          (308) 398-5267





         15. MISCELLANEOUS. This Agreement, the Merger Agreement, and all exhibits and schedules to the Merger Agreement set forth the entire understanding of the Parties with respect to the subject matter hereof. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Parties hereto.

         16. GOVERNING LAW. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to any choice or conflict of laws provision or rule that will cause the applicability of the laws of any jurisdiction other than the State of Delaware.

         17. COUNTERPARTS. This Agreement may be executed in one or more counterparts and/or by facsimile, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                    [SIGNATURES BEGIN ON THE FOLLOWING PAGE.]


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         IN WITNESS WHEREOF, this Agreement has been executed as of the date and year first-above written.

                                          I-TRAX, INC.


                                          By:_______________________________
                                          Name:
                                          Title:




                                          WELLCOMM REPRESENTATIVE



                                          -------------------------------------
                                          John Blazek


                                          ESCROW AGENT


                                          By:__________________________________
                                          Name:
                                          Title:




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